UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2016

KEARNY FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37399	30-0870244
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey	07004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (973) 244-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Adoption of Executive Management Incentive Compensation Program.  On September 21, 2016, the Board of Directors of Kearny Bank (the “Bank”), the wholly-owned subsidiary of Kearny Financial Corp. (the “Company”), adopted the Kearny Bank Executive Management Incentive Compensation Program (the “Plan”) to recognize and reward certain executives for their contributions to the Bank’s performance.

The Plan is designed to reward predefined performance goals that are critical to the Bank’s profitability, growth and prudent management of business risk.  In addition, the Plan is intended to assist the Bank in its ability to attract and retain qualified executives.  Awards under the Plan are paid as a percentage of a participant’s base salary and may be awarded if either or both the corporate goals and an executive’s individual goals are achieved and all awards are subject to a “performance gate.”  As a “performance gate,” the Bank must achieve a minimum of fifty percent of budgeted net income in order for any awards to be paid under the Plan.  The amount of the payment may range from zero percent, if performance goals are not achieved, to two hundred percent of base salary for exceptional performance. Awards will be paid following the Plan year end, which is June 30, 2017, and prior to September 30, 2017. All awards made under the Plan are subject to a clawback in the event the Company or Bank is required to restate its financial statements.

The foregoing description of the Executive Management Incentive Compensation Program is qualified in its entirety by reference to the copy of the Plan that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01.                 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None.

(b)	Pro Form Financial Information: None.

(c)	Shell Company Transaction: None.

(d)	Exhibits:

Exhibit No.	Description

Exhibit 10.1	Kearny Bank Executive Management Incentive Compensation Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEARNY FINANCIAL CORP.
DATE: September 23, 2016	By:	/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer